Exhibit 99

For Immediate Release

PRIMEDIA Reports 2004 Results

•      Year of product upgrades and new product introductions creates foundation for growth.

•      Company turns free cash flow-positive in 2004 as financial strength continues to improve.

•      Balance sheet and free cash flow prospects significantly improved with sale of About.com.

•      2005 guidance reflects continued investment in key growth initiatives.

Summary Results Including About.com

	Fourth Quarter		Percent	Full Year		Percent
($ millions)	2004	2003	Change	2004	2003	Change
Segment Revenue, net (a):
Enthusiast Media (b)	$183.8	$180.0	2.1%	$730.1	$710.6	2.7%
Consumer Guides	72.9	70.0	4.1%	287.1	276.6	3.8%
Business Information	63.2	60.1	5.2%	224.8	221.4	1.5%
Education	19.4	24.2	-19.8%	66.4	79.7	-16.7%
Intersegment Eliminations	(0.3)	(0.7)		(1.3)	(5.5)
Total Net Revenue	$339.0	$333.6	1.6%	$1,307.1	$1,282.8	1.9%

Segment EBITDA (c):
Enthusiast Media (b)	$46.4	$40.4	14.9%	$162.1	$142.9	13.4%
Consumer Guides	21.6	23.8	-9.2%	81.5	83.2	-2.0%
Business Information	16.6	17.1	-2.9%	37.4	35.1	6.6%
Education	3.6	7.8	-53.8%	4.9	16.6	-70.5%
Corporate Overhead	(5.2)	(5.3)		(25.9)	(26.2)
Total Segment EBITDA	$83.0	$83.8	-1.0%	$260.0	$251.6	3.3%

Operating Income	$60.1	$31.9	88.4%	$175.0	$122.4	43.0%

Income (Loss) from Continuing Operations	$14.1	$(9.2)		$6.4	$(50.0)

Discontinued Operations (b)	$(0.6)	$18.2		$29.1	$88.9

Income (Loss) Applicable to Common Shareholders	$13.5	$4.0		$22.0	$(3.0)

Free Cash Flow (d)				$3.9	$(15.2)

a)     This presentation eliminates all intrasegment activity.

b)    In the fourth quarter of 2004, the Company decided to discontinue the operations of six magazines in the Enthusiast Media Segment.  Their operating results have been classified as discontinued for all periods presented.

c)     Reconciled to GAAP measure in the attached Financial Highlights table.

d)    Free cash flow as used in this release is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations.  Free cash flow is reconciled to a GAAP measure in the attached Exhibit B.

Proforma Summary Results Excluding About.com

	Fourth Quarter		Percent	Full Year		Percent
($ millions)	2004	2003	Change	2004	2003	Change
Enthusiast Media Segment Revenue, net	$172.9	$173.5	-0.3%	$694.3	$696.5	-0.3%
Enthusiast Media Segment EBITDA	$41.8	$40.7	2.7%	$149.5	$145.7	2.6%

Total Net Revenue	$328.1	$327.1	0.3%	$1,271.3	$1,268.7	0.2%
Total Segment EBITDA	$78.5	$84.1	-6.7%	$247.7	$254.2	-2.6%

The Company entered into an agreement to sell About.com on February 17, 2005.

Quarterly proforma financial information for 2004 and 2003 excluding About.com is attached as Exhibit A.

NEW YORK—February 28, 2005—PRIMEDIA Inc. (NYSE: PRM) today announced revenue of $1,307.1 million for the full year 2004, up 1.9% versus 2003(1).  Total segment EBITDA grew 3.3% to $260.0 million in 2004.  Excluding the results of About.com in 2004 and 2003 (the agreement to sell About.com was announced February 17, 2005), revenue for the full year 2004 was $1,271.3 million, up 0.2% versus 2003 and total segment EBITDA declined 2.6% in 2004.

Operating income was $60.1 million in the fourth quarter 2004, up 88%, compared to $31.9 million in the same period of 2003. The increase was due primarily to lower depreciation, amortization, non-cash compensation and restructuring related expenses.  Income applicable to common shareholders was $13.5 million in the fourth quarter 2004, compared to $4.0 million in the same period of 2003.  The increase was due primarily to higher operating income partially offset by higher interest expense and losses from discontinued operations.

“In 2004, PRIMEDIA was free cash flow-positive at $3.9 million, up $19.1 million from a deficit of $15.2 million in 2003.  And in each of our three key segments, we created the foundation for growth,” said Kelly P. Conlin, President and CEO of PRIMEDIA Inc.  “In Enthusiast Media, most redesigned and reinvigorated products grew by double digits; in Consumer Guides, a new product line was launched with significant growth potential; and in Business Information, there were three consecutive quarters of revenue growth after three years of declines.

“We intend to deliver improved results each year as we continue to execute on our strategy of focusing on organic growth and upgrading, investing in, and leveraging our high-potential brands across PRIMEDIA.”

With 2004 results excluding About.com as the base, the Company targets low-to-mid single digit revenue growth and low single digit total segment EBITDA growth in 2005.  These target results reflect continued improvement in the operations offset by an estimated $12 to $16 million in increased paper costs; and an estimated $15 to $20 million in distribution renewals, distribution expansion, and new guides launch costs in the Company’s Consumer Guides business.  Given the pacing of new product introductions and the actions being taken in early 2005 to improve newsstand sales, the Company expects that most of its 2005 revenue growth will occur in the second half of the year.

(1) Unless otherwise specified, all comparisons are to the same respective periods in 2003.

“The sale of About.com is a significant deleveraging transaction that strengthens PRIMEDIA’s balance sheet and increases free cash flow.  After applying approximately $390 million in net after-tax proceeds from the sale of About.com, the ratio of debt and preferred to segment EBITDA declines in excess of one multiple.  The transaction should close late in this quarter or early next quarter.  We are currently reviewing alternatives to modify our capital structure which should improve our free cash flow by a minimum of $25 million on an annualized basis.  The Company will not get the full benefit of this improvement in 2005.

“Our goal remains year over year improvement in operating performance and financial condition.  The initiatives to be undertaken in 2005 when layered upon the actions taken in 2004 to improve operating performance and financial condition such as product and people upgrades; launches; and strategic divestitures should fuel growth in revenue, segment EBITDA and free cash flow into 2006 and beyond.”

Segment Results

Enthusiast Media (Includes Consumer Automotive, Performance Automotive, International Automotive, Outdoors, Action Sports, Lifestyles, and Home Technology magazine groups, their related Web sites, events, licensing and merchandising, and About.com. The Company announced an agreement to sell About.com on February 17, 2005)

	Fourth Quarter		Percent	Full Year		Percent
($ millions)	2004	2003	Change	2004	2003	Change
Revenue, net (a)
Advertising	$101.3	$96.1	5.4%	$405.7	$385.4	5.3%
Circulation	66.5	70.7	-5.9%	260.0	268.6	-3.2%
Other	15.7	12.8	22.7%	63.3	54.6	15.9%
Intersegment Revenue	0.3	0.4		1.1	2.0
Total Net Revenue	$183.8	$180.0	2.1%	$730.1	$710.6	2.7%

Segment Expenses	$137.4	$139.6	-1.6%	$568.0	$567.7	0.1%

Segment EBITDA (b)	$46.4	$40.4	14.9%	$162.1	$142.9	13.4%

a)     This presentation eliminates all intrasegment activity.

b)    Reconciled to GAAP measure in the attached Financial Highlights table.

Proforma Enthusiast Media Excluding About.com

	Fourth Quarter		Percent	Full Year		Percent
($ millions)	2004	2003	Change	2004	2003	Change
Advertising Revenue	$90.7	$89.8	1.0%	$370.6	$371.8	-0.3%

Total Net Revenue	$172.9	$173.5	-0.3%	$694.3	$696.5	-0.3%

Segment EBITDA	$41.8	$40.7	2.7%	$149.5	$145.7	2.6%

The Company entered into an agreement to sell About.com on February 17, 2005.

Quarterly proforma financial information for 2004 and 2003 excluding About.com is attached as Exhibit A.

“In 2004, we have seen proof that our product improvement program is the right strategy to drive growth, as the performance of the brands that we have upgraded in 2004 is well above aggregate segment performance and that of our competitors,” said Conlin. “In addition, our strategy to build brand extensions around our key franchises accelerated growth, with solid gains in our book, events, licensing and merchandise programs.  For example, in the first quarter, revenue growth in this category was 3.9% and in the fourth quarter was 23%.

“Our biggest challenge in this segment remains circulation performance.  We are taking aggressive steps to reverse the decline in circulation revenue, particularly in newsstand sales.  We expect circulation to improve as a result of our:

•      expanding distribution in alternative retail locations, such as automotive specialty stores for automotive titles and sporting goods stores for outdoor titles;

•      accessing and analyzing direct retail data feeds more rigorously to curtail distribution in inefficient locations while adding copies in our better selling locations; and

•      testing category management programs with key retailers.

We have seen considerable pickup in newsstand sales from key titles that were redesigned this year, and additional 2005 redesigns should lead to better overall results in both newsstand and subscription performance.”

Print advertising pages in the categories in which PRIMEDIA publishes were up 1.5% in 2004, according to IMS/The Auditor.  PRIMEDIA outperformed the market in its Hunting, Fishing, Action Sports, History, Marine, and Consumer Automotive publications, with advertising pages growing 9.5%, compared to 0.5% for competitive publications.  Results in Performance Automotive and International Automotive were mixed.  The single biggest decline was in International Automotive, which is experiencing a market correction after several years of significant growth.  PRIMEDIA’s advertising pages in International Automotive declined 11.0%, while competitive titles declined 30%.  Similarly, in the Trucking category, PRIMEDIA’s pages declined 10.2%, while competitors’ declined 23%. In the Motorcycle category, PRIMEDIA’s pages were up 3%, while competitive titles were up 8%. In the Motorsports category, PRIMEDIA’s pages were flat along with the market.

The operating priorities for the segment remain consistent, namely to invest in and build our market leading brands by:

•      Improving product quality.  The program begun in 2004 was focused on a few of the segment’s larger key titles to test market reaction to invigorating the editorial design and content. The first publication redesigned, Motor Trend, showed steady gains through the year, with newsstand copy sales up 13.1% on the issues post-redesign, and advertising pages for the year up 11.9%, while its primary competitor’s  pages grew 1.9%.  Petersen’s Hunting, redesigned in April, had post-redesign newsstand gains of 17% and page gains of 25%.  Hot Rod, redesigned in July, had second half newsstand gains of 28% and page gains of 22%.  PRIMEDIA’s product improvement program will accelerate in 2005, with approximately 20 upgrades planned for the first half of 2005.  The benefits from these upgrades should be evident in the second half of 2005.

•      Expanding online extensions.  Given the attention focused in the past on About.com, the Company’s publication-branded sites have been under-developed and under-monetized.  Like publication redesigns, website redesigns can significantly improve results.  For example, Surfermag.com’s redesign this year resulted in a tripling of page views and a doubling of revenue in the three quarters post-redesign versus the three quarters pre-redesign.  The Company is focused on building multiple online revenue streams, including subscriber acquisition; direct-to-consumer e-commerce; and pay-per-click, lead generation and other online advertising.  The Company’s publication-branded sites also play an important role in promoting the Company’s events, licensed products, and television shows, bolstering revenue for the Company’s non-online products.

•      Extending brands to new products.  After a successful partnership with Procter & Gamble’s Mr. Clean AutoDry product, P&G licensed PRIMEDIA’s ‘Motor Trend Approved’ seal for a second product, Febreze Auto.  In apparel, clothing licensed for such brands as Lowrider, and Rod & Custom were sold into retail chains including Wal-Mart, Mervyn’s and Kmart.  A new three-dimensional fishing simulation video game, In-Fisherman Freshwater Trophies, was launched with videogame maker Destineer.  In online content, we partnered with Mobliss and Verizon to launch a wireless content service based on content from PRIMEDIA’s Action Sports titles.

•      Attracting non-endemic advertisers.  In 2004, the Company made considerable progress in appealing to non-endemic, national advertisers, with non-endemic advertising revenue up 15%.  By combining categories of titles that offer national advertisers broader reach at competitive prices, companies including eBay, Clorox, Circuit City, Progressive, Pfizer, Gillette, Skechers, and Timberland increased their advertising across PRIMEDIA’s print, online, event, and television properties.  PRIMEDIA’s reach into the elusive and valuable male 18-34 demographic is the largest in the magazine industry and nearly twice as large as its closest competitor’s.

Consumer Guides (Includes Apartment Guide, New Home Guide, and Auto Guide publications and their related Web sites, and the DistribuTech distribution business)

	Fourth Quarter		Percent	Full Year		Percent
($ millions)	2004	2003	Change	2004	2003	Change
Revenue, net (a)
Advertising	$60.3	$59.0	2.2%	$239.2	$234.4	2.0%
Other	12.6	11.0	14.5%	47.9	42.2	13.5%
Total Net Revenue	$72.9	$70.0	4.1%	$287.1	$276.6	3.8%

Segment Expenses	$51.3	$46.2	11.0%	$205.6	$193.4	6.3%

Segment EBITDA (b)	$21.6	$23.8	-9.2%	$81.5	$83.2	-2.0%

a)     This presentation eliminates all intrasegment activity.

b)    Reconciled to GAAP measure in the attached Financial Highlights table.

Advertising revenue grew 2.2% in the fourth quarter of 2004 versus the fourth quarter of 2003, and 2.0% for the full year 2004 versus 2003.  This revenue growth was due primarily to strong organic growth in New Home Guide, the launch of the segment’s new Auto Guide, and premium online advertising programs.  Apartment Guide continues to be impacted by a relatively low interest rate environment that is causing a soft apartment rental market.

Despite this difficult apartment rental market, the Company was able to maintain the Apartment Guide’s strong fundamental performance through an aggressive focus on its sales and servicing programs and by showcasing the industry leading performance of ApartmentGuide.com.  These efforts allowed Apartment Guide to maintain its strong advertiser renewal rate of approximately 90%.  For 2004, ApartmentGuide.com attracted 316 million page views and 14.6 million unique users, up 2.3% and 13%, respectively, from 2003.  Together, Apartment Guide and ApartmentGuide.com delivered an industry-leading 8 million leads in 2004, up 38% from 2003.

The decrease in Consumer Guides segment EBITDA in 2004 was primarily due to increased expenses associated with sales program initiatives, distribution costs, and launch and increased operating costs for new products introduced during the year.

DistribuTech, the distribution arm of the Consumer Guides segment and the business that comprises all revenues in the ‘Other’ category, continued to deliver double-digit revenue growth through expansion of its exclusive distribution network, increased pocket utilization, and price increases.

In 2004, DistribuTech made significant investments in its industry leading distribution network.  The Company renewed existing agreements and entered new agreements to both maintain its existing locations and expand its distribution to new locations and new retail chains.  These investments ensure continued top-quality placement for the segment’s existing publications and provide the Company with the platform to rapidly roll out its new market publications and to continue to grow its third-party distribution business.  The increased distribution costs began impacting segment results in the fourth quarter of 2004.

DistribuTech, with exclusive distribution rights for free publications in more than 16,000 retail locations, enables PRIMEDIA to effectively distribute new and existing proprietary publications in the highest value locations in 73 markets.  For example, in Dallas, DistribuTech has exclusive distribution in the top three supermarkets (Kroger, Albertsons, and Tom Thumb), the top convenience store (7-Eleven), the top drug store (Eckerd), and the top video rental store (Blockbuster).

“In 2004, the Company put in place the building blocks for expanding the Consumer Guides business by investing in several new New Home Guide and Auto Guide publications with substantial growth potential,” said Conlin.  Substantial progress was made during the year in both of these growth platforms:

•      New Home Guide’s existing publication revenue grew 5.6% in 2004.  In the fourth quarter of 2004, New Home Guide advertising revenue from existing publications grew 14% versus the same quarter in 2003 and up 7.7% from the third quarter of 2004.  New Home Guide has recorded 12 consecutive months of revenue gains.

New launches in 2004 include Orlando in March and Houston in April, with total revenue for both publications increasing 33% from the third quarter to the fourth quarter.  The Consumer Guides segment is targeting to have a total of 25 New Home Guides by year-end 2005, including launches and strategic acquisitions, up from 19 in 2004.

•      In 2004, PRIMEDIA added a third proprietary product, Auto Guide.  The Company believes that given the size and strength of the used car market, which is the largest segment of the auto market, Auto Guide represents a very attractive long-term opportunity at least comparable to its 30-year old Apartment Guide business (with 80 publications in 75 markets).  The first Auto Guide was launched in Charlotte, NC in March, followed by two more in North Carolina to complete penetration throughout the state.

The Company used its first launch in Charlotte to test several variations of publication format and selling models.  Launches in the ‘Triad’ section of North Carolina (Greensboro/Winston-Salem area) and the ‘Triangle’ (Raleigh-Durham, NC) area benefited from lessons learned in the Charlotte launch and had much faster growth.  While the Charlotte publication took 29 weeks to reach a run rate of $1 million in annualized revenue, Triad reached that milestone in 5 weeks and Triangle launched at that revenue level.

On February 16, 2005, PRIMEDIA announced the acquisition of Atlanta Cars Magazine, the leading provider of new and used car, SUV, and truck listings from dealerships in the Atlanta area.  With the addition of this 18 month-old category-leading, profitable weekly publication and its online property, atlantacars.com, PRIMEDIA’s Auto Guide business grows to four publications and enters the attractive Atlanta market. PRIMEDIA also gained the expertise of Atlanta Cars Magazine founder and president Greg Elam, an industry veteran, to jointly start Auto Guides in additional U.S. markets over the next two years.  The Consumer Guides segment is targeting to have a total of 10 Auto Guides by year-end 2005, a mix of launches and strategic acquisitions.

Business Information (Includes business-to-business magazines and their related Web sites, events, directories, and data products)

	Fourth Quarter		Percent	Full Year		Percent
($ millions)	2004	2003	Change	2004	2003	Change
Revenue, net (a)
Advertising	$44.5	$41.2	8.0%	$163.5	$160.8	1.7%
Circulation	5.2	5.3	-1.9%	18.4	19.7	-6.6%
Other	13.5	13.6	-0.7%	42.9	40.9	4.9%
Total Net Revenue	$63.2	$60.1	5.2%	$224.8	$221.4	1.5%

Segment Expenses	$46.6	$43.0	8.4%	$187.4	$186.3	0.6%

Segment EBITDA (b)	$16.6	$17.1	-2.9%	$37.4	$35.1	6.6%

a)     This presentation eliminates all intrasegment activity.

b)    Reconciled to GAAP measure in the attached Financial Highlights table.

“PRIMEDIA’s Business Information segment reached an important inflection point in 2004, posting three sequential quarters of revenue growth after three years of decline,” said Conlin.

Revenue grew 5.2% in the fourth quarter of 2004 versus the same period in 2003, preceded by 2.7% growth in the third quarter, and 0.5% in the second quarter.  In full year 2004, revenue grew in 12 of its 18 categories.  In contrast, in full year 2003, revenue in 16 of 18 magazine categories declined.

A decrease in magazine subscription revenue for the year was the primary cause of the segment’s circulation revenue decrease.

Other revenue in 2004 grew primarily due to improved performance of single copy sales of information data products.

Key accomplishments in the Business Information Segment include:

•      Strong performance in key sectors. Double-digit revenue increases were recorded in the Financial Services, Telecommunications, and Electrical categories, resulting from innovative new marketing programs.  For example, the Agricultural group launched Farm Press University in the fourth quarter, an online educational program offering CEU-accredited courses to growers throughout the Sunbelt.  The Financial Services group launched Small Business Advisor, a new quarterly publication aimed at helping financial advisors to small businesses, and The Wealth Management Resources Guide for trust and estate professionals.

•      Aggressive new strategy for the Company’s subscription data products.  The first revenue increase in more than a decade was recorded by the Price Digests group based on adding sponsored events, consulting services, and aggressively pursuing data licenses.  A more aggressive renewal marketing and sales strategy used by the Ac-U-Kwik Group drove a double-digit revenue increase in copy sales for three of this group’s leading products.  The launch of a revamped Web site for EquipmentWatch also resulted in double-digit gains in subscribers after years of atrophy. The Directory of Database Publishers Forum and Network named EquipmentWatch the Online Directory of the Year in 2004.

•      Continued repositioning and retooling of the portfolio to maximize growth opportunities.  A number of products were redesigned or repositioned during the year, including relaunching Club Industry as Fitness Business Pro, repositioning the Anti-Aging exposition as the Integrative Medicine for Anti-Aging Conference.  New products were also introduced into the market, including the test of Ward’s Auto Electronics, a joint effort of the Company’s electronics and transportation groups.

Education (Includes Channel One, Films Media Group and Interactive Medical Network [IMN])

	Fourth Quarter		Percent	Full Year		Percent
($ millions)	2004	2003	Change	2004	2003	Change
Revenue, net (a)
Advertising	$13.1	$14.9	-12.1%	$39.1	$44.6	-12.3%
Other	6.3	9.0	-30.0%	27.1	31.6	-14.2%
Intersegment Revenue	—	0.3		0.2	3.5
Total Net Revenue	$19.4	$24.2	-19.8%	$66.4	$79.7	-16.7%

Segment Expenses	$15.8	$16.4	-3.7%	$61.5	$63.1	-2.5%

Segment EBITDA (b)	$3.6	$7.8	-53.8%	$4.9	$16.6	-70.5%

a)     This presentation eliminates all intrasegment activity.

b)    Reconciled to GAAP measure in the attached Financial Highlights table.

The Education Segment continued to experience advertising revenue declines in 2004, due largely to the performance of Channel One.  The concern by certain advertisers about the obesity issue in schools caused them to stop or reduce advertising into schools.  The decline was somewhat mitigated by a number of new advertisers that Channel One was able to attract.

Other revenue declined due to weaker performance at IMN and Films Media.  These businesses are being turned around, with IMN having already secured 2005 bookings in excess of their total revenue in 2004, and Films Media experiencing its second consecutive quarter of revenue growth, with fourth quarter revenue up approximately 11.5% from the prior year.

In 2004, Workplace Learning, with the exception of IMN, was classified as a discontinued operation as the Company pursues the sale of that business.

Depreciation, Amortization and Interest Expense

Depreciation expense was approximately $9.7 million in the fourth quarter 2004 compared to $11.2 million in the same period of the prior year.  The decline primarily results from a lower depreciable asset base due to certain assets which became fully depreciated over the past year.  Amortization expense was $11.7 million in the fourth quarter 2004, including a $7.9 million impairment provision resulting from the Company’s annual impairment test for goodwill and indefinite-lived intangible assets under Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”.  Amortization expense was $23.8 million in the fourth quarter of 2003, including a $13.8 million impairment provision required by SFAS 142.  Fourth quarter 2004 non-cash impairment charges were $6.7 million in the Education Segment and $1.2 million in the Business Information Segment.  Fourth quarter 2003 impairments were $11.4 million in the Education Segment and $2.4 million in the Enthusiast Media Segment.  Excluding impairments, amortization expense declined $6.2 million due primarily to certain intangible assets which became fully amortized over the past year.  Interest expense was approximately $33.3 million in the fourth quarter 2004, compared to $28.5 million in 2003.  The increase of $4.8 million was due to higher average debt levels as well as higher interest rates.

Provision for Severance, Closures and Restructuring

The Company recorded a Provision for Severance, Closures and Restructuring of approximately $0.9 million in the fourth quarter 2004, compared to $4.7 million in the same period last year.  The decrease was due primarily to a reduction in employee-related termination costs.

Discontinued Operations

In the fourth quarter of 2004, the Company decided to discontinue the operations of six magazines in the Enthusiast Media Segment.  For full year 2004, the revenue of approximately $7.0 million and segment EBITDA loss of approximately $1.0 million have been classified as discontinued operations for all periods presented.  Quarterly financial information for 2004 and 2003 adjusted for all operations discontinued in 2004 is attached to this press release in Exhibit A.

Liquidity and Leverage

The Company has more than adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future.  As of December 31, 2004, the Company had over $300 million in cash and available unused credit lines.  Free cash flow was up $19.1 million to $3.9 million from a deficit of $15.2 million last year.

The leverage ratio, as defined by the Company’s credit agreements, for the 12 months ended December 31, 2004 is estimated to be approximately 5.6 times versus the permitted maximum of 6.25 times.

Use of the Term Segment EBITDA

The Company is organized into four business segments:  Enthusiast Media, Consumer Guides, Business Information, and Education.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA, Business Information Segment EBITDA, and Education Segment EBITDA are reconciled to Net Income in the attached table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.  We believe that Segment EBITDA is the most accurate indicator of the Company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the Company’s chief operating decision maker, its President and CEO, to make decisions about resources to be allocated to the segments and to assess their performance.

Segment EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations.

The Company believes that the use of Free Cash Flow enables the Company’s chief operating decision maker, its President and CEO, to make decisions based on the Company’s cash resources.  Free Cash Flow also is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and shares subject to mandatory redemption and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America.  Free

Cash Flow as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Free Cash Flow in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on Monday, February 28, 2005 at 10:00 am Eastern Time (GMT -5).  To participate in the call, please dial (877) 236-1078 if you are in the U.S., or (213) 408-0663 if you are outside the U.S.  The conference ID is PRIMEDIA. You should dial in at least five minutes prior to the start of the call.  A recorded version will be available after the conference call at (800) 934-8524 in the U.S., or (402) 220-6999, if you are outside the U.S.  The recorded version will be available two hours after the completion of the call until 7:00 pm Eastern Time, March 4, 2005.  Via Internet, the live and replay audio version of the conference call will be available at www.primedia.com (you will not be able to ask questions via Internet).

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2004 revenue of $1.3 billion, its properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media Company through print publications, Web sites, events, newsletters and video programs in four market segments:

•      Enthusiast Media includes more than 120 consumer magazines, 115 Web sites, 100 events, 10 TV programs, 340 branded products, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•      Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 16,000 locations.

•      Business Information is a leading information provider in more than 18 business market sectors with more than 70 magazines, 100 Web sites, 25 events, and 50 directories and data products.

•      Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA Inc.” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:	Eric Leeds (investors): 212-745-1885
Whit Clay (media): 212-446-1864

###

Financial Highlights Table and Exhibits Follow

PRIMEDIA INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Revenue, Net:
Advertising	$219.2	$211.2	$847.5	$825.2
Circulation	71.7	76.0	278.4	288.3
Other	48.1	46.4	181.2	169.3
Total Revenue, Net	$339.0	$333.6	$1,307.1	$1,282.8

Cost of Goods Sold	71.7	70.4	275.4	276.2
Marketing and Selling	64.5	57.6	265.9	251.2
Distribution, Circulation and Fulfillment	51.4	53.7	217.2	222.2
Editorial	27.7	23.8	107.9	100.5
Other General Expenses	35.5	39.0	154.8	154.9
Corporate Administrative Expenses	5.2	5.3	25.9	26.2
Total Segment Expenses	$256.0	$249.8	$1,047.1	$1,031.2

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media	$46.4	$40.4	$162.1	$142.9
Consumer Guides	21.6	23.8	81.5	83.2
Business Information	16.6	17.1	37.4	35.1
Education	3.6	7.8	4.9	16.6
Corporate Overhead	(5.2)	(5.3)	(25.9)	(26.2)
Total Segment EBITDA	$83.0	$83.8	$260.0	$251.6

Depreciation of Property and Equipment	(9.7)	(11.2)	(37.4)	(46.3)
Amortization of Intangible Assets, Goodwill and Other (including Provision for Impairment of $7.9 for the three and twelve months ended December 31, 2004 and $13.8 for the three and twelve months ended December 31, 2003)	(11.7)	(23.8)	(26.7)	(53.6)
Severance Related to Separated Senior Executives	—	(3.8)	(0.7)	(9.4)
Non-Cash Compensation (B)	(1.3)	(8.4)	(6.1)	(11.2)
Provision for Severance, Closures and Restructuring Related Costs	(0.9)	(4.7)	(9.7)	(8.1)
Provision for Unclaimed Property	—	—	(5.5)	—
Gain (Loss) on Sale of Businesses and Other, Net	0.7	—	1.1	(0.6)
Operating Income	60.1	31.9	175.0	122.4

Provision for Impairment of Investments	—	—	(0.8)	(9.0)
Interest Expense	(33.3)	(28.5)	(123.3)	(122.9)
Interest on Shares Subject to Mandatory Redemption (C)	(10.9)	(10.9)	(43.8)	(21.9)
Amortization of Deferred Financing Costs	(1.3)	(1.1)	(5.0)	(3.5)
Other Income (Expense), Net (D)	1.4	0.6	19.2	(2.9)
Income (Loss) Before Provision for Income Taxes	16.0	(8.0)	21.3	(37.8)

Deferred Non-Cash Provision for Income Taxes	(1.9)	(1.2)	(14.9)	(12.2)

Income (Loss) from Continuing Operations ($0.05 and ($0.05) per basic and diluted share for the three months ended December 31, 2004 and 2003, respectively, and ($0.03) and ($0.35) per basic and diluted share for the twelve months ended December 31, 2004 and 2003, respectively)	14.1	(9.2)	6.4	(50.0)

Discontinued Operations ($0.00 and $0.07 per basic and diluted share for the three months ended December 31, 2004 and 2003, respectively, and $0.11 and $0.34 per basic and diluted share for the twelve months ended December 31, 2004 and 2003, respectively; including gain on sale of businesses of $0.2 and $19.9 for the three months ended December 31, 2004 and 2003, respectively, and $43.5 and $125.2 for the twelve months ended December 31, 2004 and 2003, respectively)	(0.6)	18.2	29.1	88.9
Net Income	13.5	9.0	35.5	38.9

Preferred Stock Dividends and Related Accretion, Net	0.0	(5.0)	(13.5)	(41.9)
Income (Loss) Applicable to Common Shareholders	$13.5	$4.0	$22.0	$(3.0)

Basic and Diluted Income (Loss) Applicable to Common Shareholders per Common Share	$0.05	$0.02	$0.08	$(0.01)

Basic Common Shares Outstanding (weighted average)	261,253,924	259,685,507	260,488,000	259,230,001

Diluted Common Shares Outstanding (weighted average)	266,052,152	259,685,507	264,774,687	259,230,001

Capital Expenditures, net	$11.0	$13.0	$34.5	$39.5

	At December 31, 2004	At September 30, 2004	At December 31, 2003
Cash and cash equivalents	$13.0	$20.0	$8.7
Long-term debt, including current maturities (E)	$1,660.9	$1,680.8	$1,584.6
Shares subject to mandatory redemption (C)	$474.6	$474.6	$474.6
Series J Convertible Preferred Stock (E)	$—	$—	$164.5
Common shares outstanding	262,450,693	260,636,464	259,722,558

(A)  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.

(B) Included in the caption, “Non-Cash Compensation”, is the impact of the adoption in the three months ended December 31, 2003 of SFAS No. 123, “Accounting for Stock-Based Compensation,” effective January 1, 2003, of $6.0.  The impact of the adoption on the first three quarters of 2003 was not significant.

(C)  In accordance with the prospective adoption, effective July 1, 2003, of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” the Company decreased the results from continuing operations by $11.3 and $45.1, which represents $10.9 and $43.8 of Interest on Shares Subject to Mandatory Redemption and $0.4 and $1.3 of amortization of issuance costs which are included in amortization of deferred financing costs for the three and twelve months ended December 31, 2004, respectively.  Such charges were recorded as preferred stock dividends and accretion prior to adoption. If SFAS No. 150 had been adopted retroactively on January 1, 2003, loss from continuing operations would have increased by $22.7 for the twelve months ended December 31, 2003.

(D) Gain on sale of investment of approximately $16.7 is included in the twelve months ended December 31, 2004.

(E) New Debt Issuance and Redemption of Series J Convertible Preferred Stock.

New Debt Issuance

On May 14, 2004, PRIMEDIA issued $175.0 of Senior Floating Rate Notes due 2010 and entered into a new $100.0 Term Loan C credit facility with a maturity date of December 31, 2009. The Senior Floating Rate Notes bear interest at LIBOR plus 5.375% and the Term Loan C at LIBOR plus 4.375%. Combined proceeds were applied to prepay $30.0 of outstanding Term Loan A commitments and $120.0 of Term Loan B commitments, with the remainder used to temporarily pay down all outstanding advances under its revolving credit facility.

Redemption of Series J Convertible Preferred Stock

On July 7, 2004, PRIMEDIA redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of 1,424,306 shares for approximately $178.0, using cash on hand of approximately $33.0 and $145.0 of advances under its revolving credit facility.

Note: Certain reclassifications have been made to prior year’s data to conform with the current year presentation.

Exhibit A

PRIMEDIA Inc.

Proforma 2004 Operating Results - excluding About

After Classification of Operations as Discontinued in 2004 (Unaudited)

($ in millions)

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Full Year 2004
Revenues, Net:
Enthusiast Media	$162.9	$177.5	$181.0	$172.9	$694.3
Consumer Guides	71.4	71.1	71.7	72.9	287.1
Business Information	54.9	58.1	48.6	63.2	224.8
Education	17.2	16.6	13.2	19.4	66.4
Intersegment Eliminations	(0.3)	(0.4)	(0.3)	(0.3)	(1.3)
Total Revenues, Net	$306.1	$322.9	$314.2	$328.1	$1,271.3

Segment EBITDA (A):
Enthusiast Media	$28.1	$40.0	$39.6	$41.8	$149.5
Consumer Guides	19.7	20.4	19.8	21.6	81.5
Business Information	5.2	10.2	5.4	16.6	37.4
Education	1.7	0.4	(0.8)	3.6	4.9
Corporate Overhead	(7.6)	(6.0)	(6.9)	(5.1)	(25.6)
Total Segment EBITDA	47.1	65.0	57.1	78.5	247.7

Depreciation of Property and Equipment	(8.7)	(8.0)	(8.3)	(9.1)	(34.1)
Amortization of Intangible Assets and Other	(4.6)	(4.7)	(4.6)	(11.7)	(25.6)
Severance Related to Separated Senior Executives	(0.7)	—	—	—	(0.7)
Non-Cash Compensation	(1.9)	(1.5)	(1.4)	(1.3)	(6.1)
Provision for Severance, Closures and Restructuring Related Costs	(2.5)	(4.4)	(1.8)	(0.9)	(9.6)
Provision for Unclaimed Property	(5.4)	—	—	—	(5.4)
Gain on Sale of Businesses and Other, Net	—	—	0.3	0.7	1.0
Operating Income	23.3	46.4	41.3	56.2	167.2

Other Income (Expense):
Provision for Impairment of Investments	—	(0.8)	—	—	(0.8)
Interest Expense	(28.1)	(29.7)	(32.2)	(33.3)	(123.3)
Interest on Shares Subject to Mandatory Redemption	(10.9)	(11.0)	(11.0)	(10.9)	(43.8)
Amortization of Deferred Financing Costs	(1.1)	(1.3)	(1.3)	(1.3)	(5.0)
Other Income (Expense), Net	0.3	(0.1)	1.0	1.4	2.6

Income (Loss) Before Provision for Income Taxes	(16.5)	3.5	(2.2)	12.1	(3.1)

Deferred Non-Cash Provision for Income Taxes	(4.4)	(4.4)	(4.2)	(1.9)	(14.9)

Income (Loss) from Continuing Operations	$(20.9)	$(0.9)	$(6.4)	$10.2	$(18.0)

(A) Segment EBITDA reconciled to Income (Loss) from Continuing Operations.

	Q1 2003	Q2 2003	Q3 2003	Q4 2003	Full Year 2003
Revenues, Net:
Enthusiast Media	$167.3	$178.9	$176.8	$173.5	$696.5
Consumer Guides	67.9	69.4	69.3	70.0	276.6
Business Information	56.2	57.8	47.3	60.1	221.4
Education	22.0	20.3	13.2	24.2	79.7
Intersegment Eliminations	(2.4)	(1.6)	(0.8)	(0.7)	(5.5)
Total Revenues, Net	$311.0	$324.8	$305.8	$327.1	$1,268.7

Segment EBITDA (A):
Enthusiast Media	$25.3	$42.5	$37.2	$40.7	$145.7
Consumer Guides	17.6	21.0	20.8	23.8	83.2
Business Information	5.0	8.0	5.0	17.1	35.1
Education	6.6	4.0	(1.8)	7.8	16.6
Corporate Overhead	(7.4)	(6.9)	(6.8)	(5.3)	(26.4)
Total Segment EBITDA	47.1	68.6	54.4	84.1	254.2

Depreciation of Property and Equipment	(8.0)	(9.7)	(11.8)	(9.0)	(38.5)
Amortization of Intangible Assets, Goodwill and Other	(8.5)	(8.0)	(7.8)	(22.1)	(46.4)
Severance Related to Separated Senior Executives	—	(5.6)	—	(3.8)	(9.4)
Non-Cash Compensation	(1.2)	(0.8)	(0.8)	(8.4)	(11.2)
Provision for Severance, Closures and Restructuring Related Costs	(1.2)	(1.7)	(0.4)	(4.2)	(7.5)
Gain (Loss) on Sale of Businesses and Other, Net	(0.2)	(1.1)	0.7	—	(0.6)
Operating Income	28.0	41.7	34.3	36.6	140.6

Other Income (Expense):
Provision for Impairment of Investments	—	(7.8)	(1.2)	—	(9.0)
Interest Expense	(33.1)	(31.4)	(29.9)	(28.5)	(122.9)
Interest on Shares Subject to Mandatory Redemption	—	—	(11.0)	(10.9)	(21.9)
Amortization of Deferred Financing Costs	(0.8)	(0.5)	(1.1)	(1.1)	(3.5)
Other Income (Expense), Net	(0.5)	(3.3)	0.2	0.5	(3.1)

Loss Before Provision for Income Taxes	(6.4)	(1.3)	(8.7)	(3.4)	(19.8)

Deferred Non-Cash Provision for Income Taxes	(3.7)	(3.3)	(4.0)	(1.2)	(12.2)

Loss from Continuing Operations	$(10.1)	$(4.6)	$(12.7)	$(4.6)	$(32.0)

(A)  Segment EBITDA reconciled to Loss from Continuing Operations.

Exhibit B

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Cash Provided by Operating Activities (Unaudited)

($ in millions)

	Years Ended December 31,
	2004	2003

Net cash provided by operating activities	$44.6	$63.2

Additions to property, equipment and other, net	(34.5)	(39.5)
Capital lease obligations	(6.2)	(5.0)
Dividends paid to preferred stock shareholders (A)	—	(33.9)

Free Cash Flow	$3.9	$(15.2)

Supplemental information:

Cash interest paid, including interest on capital and restructured leases	$121.1	$130.9

Cash interest paid on shares subject to mandatory redemption (A)	$43.8	$10.9

Cash taxes paid	$1.2	$0.3

Cash paid for severance, closures and restructuring related costs	$15.8	$15.2

(A)  Effective July 1, 2003, the Company prospectively adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, which requires that the Company’s Exchangeable Preferred Stock be classified as long-term liabilities. As a result, dividends on this preferred stock are now classified as interest on shares subject to mandatory redemption which are included in net cash provided by operating activities.